Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Exhibit 10.85

English Convenience Translation

-Original Agreement has been executed in Mandarin Chinese-

Tesla (Shanghai) Co., Ltd.

(as Borrower)

China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch

(as Primary Lead Arranger)

Agricultural Bank of China Limited, Shanghai Changning Sub-branch

Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch

Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

(as Joint Lead Arrangers)

China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch

(as Facility Agent)

Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch

(as Security Agent)

China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch and

Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch

(as Account Banks)

Agricultural Bank of China Limited, Shanghai Changning Sub-branch

(as Trade Finance Bank)

1

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

(as Capital Account Bank)

Financial Institutions set out in Schedule 1

(as Original Lenders)

FIXED ASSET SYNDICATION LOAN AGREEMENT RMB Nine Billion (or its equivalent in USD)

December 18, 2019

2

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

TABLE OF CONTENTS

Clause

Page

1.	DEFINITIONS AND INTERPRETATION	5
2.	THE FACILITY	13
3.	PURPOSES	13
4.	DRAWDOWN	14
5.	INTEREST	16
6.	REPAYMENT	18
7.	PREPAYMENTS	19
8.	PAYMENTS	20
9.	STAMP DUTIES AND FEES	23
10.	REPRESENTATIONS OF FACTS	24
11.	COVENANTS	25
12.	EVENTS OF DEFAULT	30
13.	RELATIONSHIP AMONG FINANCE PARTIES	33
14.	TRANSFER	40
15.	RELATIONSHIP OF RIGHTS AND OBLIGATIONS AMONG THE FINANCE PARTIES	43
16.	CONFIDENTIALITY	43
17.	AMENDMENTS AND WAIVERS	45
18.	NOTICES	46
19.	RIGHTS ACCUMULATIVE AND SEVERABILITY	47
20.	DOCUMENTATION	47
21.	GOVERNING LAW AND DISPUTE RESOLUTION	48
22.	TAKING EFFECT	48
SCHEDULE 1 ORIGINAL COMMITMENT		49
SCHEDULE 2 FORM OF DRAWDOWN NOTICE		50
SCHEDULE 3 FORM OF TRANSFER CERTIFICATE		51
EXECUTION PAGE		53

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

THIS AGREEMENT is made in Shanghai on December 18, 2019 (the "Effective Date")

AMONG

(1)	Tesla (Shanghai) Co., Ltd. as Borrower (the "Borrower")

Legal Address:	D203A, No.168 Tonghui Road, Nanhui New Town, Pudong New District

Legal Representative:	Xiaotong Zhu
(2)	China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch as Primary Mandated Lead Arranger and Bookrunner (the “Primary Lead Arranger”)
(3)

Agricultural Bank of China Limited, Shanghai Changning Sub-branch, Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch, Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch as Joint Mandated Lead Arrangers and Bookrunners (the "Joint Lead Arrangers", together with the Primary Lead Arranger referred to as the “Lead Arrangers”)

(4)	China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch as Facility Agent (the "Facility Agent")
(5)	Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch as Security Agent (the "Security Agent")
(6)

China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch as Account Bank A (the “Account Bank A”); Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch as Account Bank B (the “Account Bank B”, together with the Account Bank A referred to as the “Account Banks”)

(7)	Agricultural Bank of China Limited, Shanghai Changning Sub-branch as Trade Finance Bank (the "Trade Finance Bank")
(8)	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch as Capital Account Bank (the “Capital Account Bank”)
(9)	The following financial institutions as Original Lenders (the "Original Lenders")

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Agricultural Bank of China Limited, Shanghai Changning Sub-branch

Legal Address:	No.998 West Dingxi Road, Changning District, Shanghai

Responsible Person:	Li Xu

Lending Office:	Agricultural Bank of China Limited, Shanghai Changning Sub-branch

China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch

Legal Address:	No.900 Lujiazui Ring Road, China (Shanghai) Pilot Free Trade Zone

Responsible Person:

Lending Office:	China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch

Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch

Legal Address:	No.555, South Xinyuan Road, Pudong New District, Shanghai

Responsible Person:	Sheng Zhan

Lending Office:	Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch

Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

Legal Address:	No.588 South Pudong Road, China (Shanghai) Pilot Free Trade Zone

Responsible Person:	Su’nan Wang

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Lending Office:	Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

IT IS HEREBY AGREED, after mutual and friendly discussion and based on the true intention of each party, as follows.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

1.DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement,

Financial Year	means a period commencing from and including January 1st and ending on and including December 31st of each calendar year.

Commitment Percentage	means, in relation to each Lender, the percentage proportion of that Lender’s Commitment for the time being to the Total Commitment for the time being.

Commitment

means,

(i)   in relation to each Original Lender, the Original Commitment of such Original Lender minus the participation of such Original Lender in all the Advances already drawn as well as its participation in the Total Commitment cancelled and transferred under the terms of this Agreement;

(ii)   in relation to each Transferee Bank, any part of the Commitment transferred to such Transferee Bank minus the participation of such Transferee Bank in all Advances already drawn as well as its participation in the Total Commitment cancelled and transferred under the terms of this Agreement.

Original Commitment	means, in relation to each Original Lender, the original commitment amount of that Original Lender in RMB (or its equivalent in USD) set out in Schedule 1 hereof.
Loan Period	has the meaning specified in Clause 6 of this Agreement.
Outstanding Advances	means the aggregate amount of all outstanding Advances drawn in RMB or USD.

Loan Account	means the account opened by the Borrower with the Facility Agent for the purpose of collecting the Advances.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Revenue Collection Account	means the Revenue Collection Account A and/or the Revenue Collection Account B.

Revenue Collection Account A	means the account opened by the Borrower with the Account Bank A for the purpose of collecting its relevant operating revenue according to the Account Control Agreement.

Revenue Collection Account B	means the account opened by the Borrower with the Account Bank B for the purpose of collection its relevant operating revenue according to the Account Control Agreement.

Facility	has the meaning given to it in Clause 2 hereof.

Lender	means the Original Lender and/or the Transferee Bank.

Loan Prime Rate (LPR)

means the market quoted interest rate issued by the People’s Bank of China on 20 November 2019 or by any authority which is authorized by the People’s Bank of China (currently the National Interbank Funding Center), i.e. 4.80%.

Interest Rate

means,

(i)   in relation to each Advance drawn in RMB, the interest rate referred to in paragraph 1 of Clause 5.1 (Interest Rate) hereof.

(ii)   in relation to each Advance drawn in USD, the interest rate referred to in paragraph 2 of Clause 5.1 (Interest Rate) hereof.

Advance	means any principal amount borrowed or to be borrowed (by any means) under the provisions hereof.

Agent Security Interests

means the Facility Agent and the Security Agent.

means any mortgage, pledge, lien, deposit or any agreement or arrangement having the effect or for the purpose of a collateral security (whether such agreement or arrangement is governed by or construed in accordance with the laws of the PRC or otherwise).

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Majority Lenders

means, at any time,

(i)   if the Facility has not been drawn, a Lender or the Lenders (either individually or collectively) whose aggregate Commitments represent more than 50% (exclusive of 50%) of the Total Commitment;

(ii)   if the Facility has been drawn, a Lender or the Lenders (either individually or collectively) whose aggregate Outstanding Advances represent more than 50% (exclusive of 50%) of the total Outstanding Advances under the Facility.

Legal Restraint

means,

(i)   the principle that fair compensation may be granted or denied in accordance with the discretion of the court;

(ii)   in relation to bankruptcy, reorganization and other legal events that may generally affect creditors, the laws that enforce the performance of priority obligations;

(iii)  statutory limitation period of legal restrictions;

(iv)  defense for set-off and counterclaims; and

(v)   any other restriction or reservation under any other generally applicable law set out in the legal opinion delivered to the Facility Agent under this Agreement.

Default Interest Rate	means the Overdue Rate and/or the Misappropriation Rate.

Interest Payment Date

means the date on which the Borrower shall pay the interest under this Agreement, which shall be (1) the 21st day of the last month of each quarter or if such day is not a Business Day, the immediately succeeding Business Day, and (2) the Final Maturity Date.

Affiliate Company	means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of any Holding Company of that person.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Borrower’s Counterparty Account	means any such account set out in paragraph 2 part 2 of Schedule 2 (Form of Drawdown Notice) hereof.

Lending Office

means, in relation to each Finance Party, its office through which it performs its obligation hereunder including such changed Lending Office pursuant to Clause 14.10 (Change of Lending Offices) hereof.

Available Commitment	means, with respect to a Drawdown Notice, the Total Commitment minus the aggregate amount of all requested Advances in any prior Drawdown Notice for which the Drawdown Date has not yet occurred.

Holding Company	means, in relation to a company, enterprise or entity, any other company, enterprise or entity in respect of which it is a Subsidiary.

Interest Rate Adjustment Date	means the date that is the annual anniversary of the Drawdown Date of the first Advance drawn in USD.

London Business Day	means a day on which a bank located in London, United Kingdom is open for general business (other than a Saturday or Sunday).

USD Benchmark Rate

means, on the two (2) London Business Days prior to a Drawdown Date or an Interest Rate Adjustment Date (as applicable), the one year London Interbank Offered Rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD quoted at 11:00 a.m. (London time) displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.

Misappropriation Rate	has the meaning given to it in paragraph 2 of Clause 5.2 (Default Interest Rate) hereof.

PBOC	means the People’s Bank of China and/ or its branches.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Finance Party	means each of the Lead Arrangers, the Facility Agent, the Security Agent, the Trade Finance Bank, the Account Banks, the Capital Account Bank and the Lenders.

Finance Documents	includes this Agreement, the Mortgage Agreement over the Land, the Account Control Agreement, and any agreement that is designated as a Finance Document by the parties to this Agreement.

Effective Date	has the meaning given to it at the beginning of this Agreement.

Transferee Bank	has the meaning given to it in Clause 14.3 (Transfer by the Lenders) hereof.

Availability Period	means the period from the Effective Date of this Agreement to the date falling three (3) years after the Effective Date of this Agreement.

Drawdown Date	means each date on which any Advance is drawn pursuant to this Agreement.

Drawdown Notice	means, in relation to each Advance, a notice of drawing duly completed and delivered by the Borrower pursuant to Clause 4.1 (Drawdown Notice) hereof.

Prepayment Notice	has the meaning given to it in Clause 7 (Prepayments) hereof.

Mortgage Agreement over the Land	means the mortgage agreement over the land executed between the Borrower as the mortgagor and the Security Agent as the mortgagee around the Effective Date of this Agreement.

Event of Default	means any circumstance set out in Clause 12.1 (Events of Default) hereof.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Existing Loan

means the loan under a RMB three billion five hundred million (or its equivalent in USD) syndication loan agreement executed at March 1, 2019, between the Borrower as the borrower and (1) China Construction Bank Corporation, Shanghai Pudong Branch, Agricultural Bank of China Limited, Shanghai Changning Sub-branch, Industrial and Commercial Bank of China Limited, Shanghai Lingang Sub-branch and Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch, as the lead arrangers; (2) China Construction Bank Corporation, Shanghai Pudong Branch, as the facility agent and the account bank; (3) Agricultural Bank of China Limited, Shanghai Changning Sub-branch, as the consulting bank; (4) Industrial and Commercial Bank of China Limited, Shanghai Lingang Sub-branch, as the managing bank; (5) Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch, as the advising bank and (6) the financial institutions set out in the schedule 1 thereto as the original lenders.

Project

means the project contained in the Shanghai foreign investment project filing certificate (Project Shanghai Code: 310115MA1H9YGWX20195E2101001) (including the updates and changes of such filing certificate from time to time after the Effective Date) of the Borrower, i.e. the Tesla Gigafactory Project (First Phase) First Stage which is located at 1/1 Hill, 8th Street, Luchaogang Town, Shanghai.

Business Day

means a day on which each Lender is open for general business (other than a Saturday or Sunday (excluding Saturdays and Sundays adjusted to be business days pursuant to national regulations) or any other statutory holidays).

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Permitted Trade Finance Facility

means, each Finance Party agrees that the Borrower may subsequently apply to the Trade Finance Bank for issuing and/or conducting letter of credit (and subsequent import bills advance), domestic bank’s acceptance bill, guarantee of non-financing nature and providing notes pool service, provided that at the end of any day within the Loan Period, the sum of the aggregate of outstanding amount under such trade finance facility and Outstanding Advances under this Agreement shall not exceed the maximum aggregate principal amount of the Facility set forth in Clause 2.

Overdue Rate	has the meaning given to it in paragraph 1 of Clause 5.2 (Default Interest Rate) hereof.

Account Control Agreement	means the account control agreement executed between the Borrower and the Account Banks around the Effective Date of this Agreement.

PRC	means the People’s Republic of China.

Material Adverse Effect

means, in the reasonable opinion of all the Lenders, a material adverse effect on:

(i)   the ability of the Borrower to perform its payment obligations hereunder; or

(ii)   the legality, validity or enforceability of the Finance Documents.

Total Commitments	means the aggregate amount of each Lender’s Commitment.

Net Assets

means at any time of determination thereof, the owner’s equity of the Borrower as set forth in the most recent financial statements of the Borrower delivered to the Facility Agent pursuant to this Agreement.

Transferring Lender	has the meaning given to it in Clause 14.3 (Transfer by the Lenders) hereof.

Transfer Notice	has the meaning given to it in Clause 14.3 (Transfer by the Lenders) hereof.

Transfer Certificate

means a transfer certificate duly executed and delivered by the Transferring Lender, the Transferee Bank and the Facility Agent substantially in the form and substance set out in Schedule 3 (Form of Transfer Certificate) hereof.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Capital Account	means the account opened by the Borrower with the Capital Account Bank for the purpose of depositing the Borrower’s registered capital.

Subsidiary	means, in relation to any company, corporation or entity, a company, corporation or entity:

(i)   which is controlled, directly or indirectly, by the first mentioned company corporation or entity;

(ii)  more than half the issued equity share capital, registered capital or equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

(iii)  which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and, for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Final Maturity Date	means the date falling five (5) years from the first Drawdown Date.
1.2	Principles of Interpretation

In this Agreement:

1.	The table of contents and clause headings inserted herein are for ease of reference only and may be ignored in construing this Agreement.
2.	The "assets" shall be construed to include all present and future, tangible or intangible asset, property, income, revenue, account receivable or each right and benefit in any asset.
3.	A "person" shall be construed to include any individual, company, partnership, sole proprietary or any other corporate or unincorporated person or any other legal entity.
4.	An Event of Default is "continuing" if such Event of Default has occurred and is neither eliminated nor remedied or waived pursuant to the provisions hereof.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

5.

A "month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, provided that, if there is no such numerically corresponding day, it shall end on the last day in such next calendar month.

6.

The RMB "equivalent" amount denominated in USD shall be converted at the exchange rate at the central parity of the spot exchange rate for USD to RMB published or authorized to publish by the PBOC on 11:00 a.m. (Beijing Time) on the previous Business Day of the calculation date, however, if no such central parity rate is available at that time, the exchange rate shall be determined through reasonable negotiation between the Facility Agent and the Borrower.

7.

The "liquidation" or "bankruptcy" of any person shall be construed to include any identical or comparable legal process carried out in accordance with the laws of its place of incorporation or its place of business, and "entering into" such legal process includes such legal process being commenced upon resolution of such person or upon application of any person.

8.	Parties hereto or any other person shall include its legal successors and permitted assignees.
9.

This Agreement, any other agreement or document shall be construed to include itself and any amendment, modification, substitution or supplement thereof made from time to time in accordance with the provisions therein.

2.THE FACILITY

The Lenders agree to make available to the Borrower a Facility (the "Facility") in a maximum aggregate principal amount of RMB9,000,000,000 (IN WORDS: RMB nine billion) (or the equivalent amount drawn in USD); whether the Facility is drawn in RMB or USD shall be determined according to the Borrower’s actual needs.

3.PURPOSES

3.1	The Borrower shall apply the Advances drawn to pay the costs and expenses related to construction of the Project.
3.2	The Borrower shall apply each Advance in accordance with the purposes agreed in the Finance Documents; and the Borrower shall not misappropriate any Advance.
3.3	The Borrower shall use each Advance in accordance with the purposes permitted by laws and regulations of the PRC.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

4.DRAWDOWN

4.1	Drawdown Notice
1.

The Borrower may (based on its actual needs) draw one or more Advances under the Facility during the Availability Period in accordance with the provisions hereof. There is no limitation on the number of drawdowns.

2.

In connection with a request for an Advance, the Borrower shall deliver a Drawdown Notice to the Facility Agent no later than three (3) Business Days prior to the proposed Drawdown Date specified in the Drawdown Notice.

3.

Each Drawdown Notice shall satisfy the following requirements: (1) it shall be substantially in the form and substance set out in Schedule 2 (Form of Drawdown Notice) hereof; (2) it shall be executed by the authorized signatory of the Borrower (including through handwritten signing or affixing chop of legal representative or affixing signature chop) or by stamping the Borrower’s official seal; (3) the proposed Drawdown Date specified in the Drawdown Notice shall be a Business Day; (4) the proposed drawdown amount shall not exceed the Available Commitment as of the date of such Drawdown Notice.

4.

The Facility Agent shall, within one (1) Business Day upon receipt of each Drawdown Notice, forward such Drawdown Notice to each Lender and notify each Lender of its Commitment Percentage for that Advance.

4.2	Conditions Precedent to the First Drawdown

Before the first drawdown, the Borrower shall provide the Facility Agent with the following documents or complete the following matters to the satisfaction of the Facility Agent, and the Facility Agent shall not unreasonably refuse or delay to confirm the satisfaction of each following conditions precedent:

1.	the original copies of the executed Finance Documents;
2.

photocopies (stamped with the Borrower’s official seal) of the latest business license, the latest receipt of filing for foreign invested enterprise issued by the Ministry of Commerce and the latest articles of association, and the original copy of the board resolutions of the Borrower;

3.

the Shanghai foreign investment project filing certificate stamped with the Borrower’s official seal relating to the Project obtained by the Borrower (the Project Shanghai Code: 310115MA1H9YGWX20195E2101001);

4.	evidence that the Borrower’s Loan Account and the Revenue Collection Account have been opened;

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

5.	photocopies of the following documents stamped with the Borrower’s official seal:
(1)	the land use right certificate;
(2)	construction site planning permit corresponding to the purpose of such drawdown;
(3)	construction engineering planning permit corresponding to the purpose of such drawdown; and
(4)	construction permit corresponding to the purpose of such drawdown;
6.

evidence that the ratio of the paid-up capital funds of the Project and the aggregate drawdown amount is no less than 2:8, and the Project capital funds shall be applied to the Project before the utilization of the Advance;

7.	a photocopy of the evidence that the Borrower has obtained the environment impact assessment filling certificate in relation to the Project, stamped with the Borrower’s official seal;
8.	a photocopy of the construction all-risk insurance policy stamped with the Borrower’s official seal; and
9.

if the Advance will be in the form of an entrusted payment pursuant to Clause 8.2, submitting a scanned copy of the relevant agreement or proof of use of the entrusted payment or photocopies of such evidence stamped with the Borrower’s official seal.

4.3	Conditions Precedent to Each Drawdown

The Facility Agent shall confirm that each of the conditions precedent set out below have been satisfied (such conditions precedent shall be satisfactory to the Facility Agent provided that such satisfaction shall not be unreasonably withheld or delayed), or the Facility Agent (as decided by the Majority Lenders) has otherwise waived the condition. Upon the confirmation of the Facility Agent, each Lender shall make its participation in each Advance through the Facility Agent in accordance with its then-applicable Commitment Percentage pursuant to Clause 8.1 (Making Advances) hereof.

1.	The Facility Agent has received a Drawdown Notice issued by the Borrower in accordance with Clause 4.1 (Drawdown Notice) hereof.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

2.

On the proposed Drawdown Date specified in the Drawdown Notice, each representation of fact made by the Borrower in Clause 10 (Representations of Facts) hereof shall be true and correct in all material respects with the same effect as though such representation of fact had been made on such Drawdown Date; it being understood and agreed that any representation of fact which by its terms is made as of a specified date.

3.	On the proposed Drawdown Date specified in the Drawdown Notice, no Event of Default by the Borrower has occurred and is continuing.
4.

The Borrower has provided the scanned copies of those construction site planning permit, construction engineering planning permit and construction permit corresponding to the purpose of such drawdown or photocopies of the aforementioned permits stamped with the Borrower’s official seal, except where such permits have already been provided.

5.

The Borrower has provided the scanned copies of the Shanghai Foreign Investment Project Filing Certificate and Environment Influence Assessment Filing Certificate or photocopies of such certificates stamped with the Borrower’s official seal, except where such evidence has already been provided.

6.

If the Advance will be in the form of an entrustment payment pursuant to Section 8.2, the scanned copies of relevant supporting agreements or documents evidencing the loan purpose or photocopies of such evidence stamped with the Borrower’s official seal are provided, except where such materials have already been provided.

5.INTEREST

5.1	Interest Rate
1.

The rate of interest accrued on each Advance drawn in RMB under the Facility shall be fixed interest rate, which shall be the Loan Prime Rate (LPR) minus 0.7625%, i.e. 4.0375% per year (tax included (for the avoidance of doubt, excluding foreign taxes, similarly hereinafter)).

2.

The rate of interest accrued on each Advance drawn in USD under the Facility shall be the sum of the USD Benchmark Rate plus 130 BPs (tax included). The Borrower and the Facility Agent shall adjust the Interest Rate on the Interest Rate Adjustment Date, and the adjusted Interest Rate shall be the sum of the then applicable USD Benchmark Rate plus 130 BPs (tax included). After each Interest Rate Adjustment Date, the adjusted Interest Rate shall apply to all Advances drawn in USD.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

If the USD Benchmark Rate is no longer announced, the Borrower and the Facility Agent shall endeavor to establish an alternate rate of interest to such USD Benchmark Rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding any contrary provisions in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Facility Agent shall not have received, within five (5) Business Days of the date that the Facility Agent shall have posted such proposed amendment to all Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment

5.2	Default Interest Rate
1.

If the Borrower fails to pay any sum payable on its due date pursuant to the provisions of this Agreement, interest shall accrue on such overdue sum, from its due date up to the date of full payment, at 130% of the Interest Rate (the “Overdue Rate”).

2.

If any Advance is misappropriated by the Borrower, interest shall accrue on the misappropriated Advance, from the date of misappropriation until the date such misappropriation is remedied, including by using such misappropriated funds for a purpose set forth in the Finance Documents or repayment by Borrower of such misappropriated funds, at 150% of the Interest Rate (the “Misappropriation Rate”).

3.	If an Advance is both overdue and misappropriated, the Default Interest Rate accrued thereon shall be the higher of two.
4.

The interest accruing on the overdue and/or misappropriated Advances shall be compounded and such compound interest shall be paid on the next Interest Payment Date after the date on which the overdue amount has been fully paid/the misappropriation is rectified pursuant to relevant regulations by the PBOC. The amount of the compound interest shall accrue on a daily basis, (1) if the Borrower fails to pay any sum payable on its due date pursuant to the provisions of this Agreement, the compound interest shall accrue on such overdue sum, from its due date up to the date of full payment; or (2) if any Advance is misappropriated by the Borrower, the compound interest shall accrue on the misappropriated Advance, from the date of misappropriation until the date such misappropriation is remedied.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

5.3	Calculation of Interest
1.	Interest and/or default interest on any amounts outstanding hereunder shall accrue from day to day and be computed on the basis of a 360-day year and the actual number of days elapsed.
2.	Interest shall accrue on each Advance commencing on the date on which such Advance is paid to the Loan Account.
5.4	Payment of Interest
1.	The Borrower shall pay accrued interest calculated in accordance with Clause 5.1 (Interest Rate) and Clause 5.3 (Calculation of Interest) hereof on the Interest Payment Date.
2.

The Facility Agent shall notify the Borrower in writing no later than fifteen (15) Business Days prior to each Interest Payment Date of the amounts and calculation method of interest payable by the Borrower on each Interest Payment Date.

3.	As per the requirements of the Borrower, the Lenders shall issue the interest value-added tax invoices to the Borrower pursuant to applicable laws and regulations.
4.

Notwithstanding any other provisions of this Agreement, the Borrower shall ensure that no later than ten (10) days prior to the next Interest Payment Date, the total capital balance of its Revenue Collection Account is not less than the amount of interest payable on that Interest Payment Date. For the avoidance of doubt, the Borrower shall not be required to deposit any funds as an interest reserve in the Revenue Collection Account in respect of any new drawdown made during the ten (10)-day period prior to the applicable Interest Payment Date.

6.REPAYMENT

6.1	Loan Period

The loan period under this Agreement shall commence from the first Drawdown Date and end on and include the Final Maturity Date (the "Loan Period").

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

6.2	Repayment
1.	The Borrower shall repay the principal on each Repayment Date as set forth in the table below:

Repayment Date	Cumulative repayment percentage of the Outstanding Advances as of the expiry date of the Availability Period
The date falling thirty-six (36) months from the first Drawdown Date	7.5%
The date falling forty-two (42) months from the first Drawdown Date	15%
The date falling forty-eight (48) months from the first Drawdown Date	30%
The date falling fifty-four (54) months from the first Drawdown Date	65%
The Final Maturity Date	100%
2.

Notwithstanding any other provisions of this Agreement, the Borrower shall ensure that no later than ten (10) days prior to the next Repayment Date, the total capital balance of its Revenue Collection Account is not less than the amount of principal and interest payable on such Repayment Date.

7.PREPAYMENTS

The Borrower may prepay all or part of the Outstanding Advances on any Business Day after the first Drawdown Date, provided that the Borrower shall notify the Facility Agent in writing no later than the 20th day of the month immediately preceding the month of the proposed prepayment date (the “Prepayment Notice”). The Borrower shall not pay any penalties or any fees regarding such prepayment, provided that prepayment of the principal amount shall be made together with the interest accrued on such prepaid principal through the applicable prepayment date. The Prepayment Notice shall specify the amount and the date of the prepayment. No amount so prepaid may be borrowed again.

The amount of each prepayment by the Borrower shall not be less than RMB 100 million and shall be an integral multiple of RMB 100 million. Amounts prepaid shall offset the principal of the Outstanding Advances in the reverse order.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

8.PAYMENTS

8.1	Making Advances

Each Lender participating in an Advance pursuant to Clause 4.3 (Conditions Precedent to Each Drawdown) hereof shall pay its portion of the Advance denominated in RMB or USD under the Facility to the Facility Agent’s account no later than 11:00 a.m. (Beijing Time) on the proposed Drawdown Date specified in the Drawdown Notice in respect of that Advance in accordance with its Commitment Percentage at the time of the Advance.

8.2	Payment of Advances
1.

If any single payment amount exceeds RMB5,000,000 (IN WORDS: RMB five million) or its equivalent in USD, payment by the Lenders upon entrustment shall be applicable. Entrusted payment by the Lenders refers to the Facility Agent paying out each Advance to the Loan Account on each Drawdown Date in accordance with the Borrower’s Drawdown Notice and entrustment of payment, and transferring the relevant Advance to Borrower’s Counterparty Accounts on the same day.

In the event of payment by the Lenders upon entrustment, the Borrower shall submit the agreements in relation to the entrusted payment or documents evidencing the loan usage to the Facility Agent before each Advance is made.

2.

In addition to the circumstances stipulated in the first paragraph above, the Borrower may choose to make payment by either independent payment or entrusted payment at its own discretion. Independent payment by the Borrower means that the Facility Agent pays out the Advances to the Loan Account in accordance with the Borrower’s Drawdown Notice and the Borrower independently pays out to the Borrower’s counterparties in satisfaction of the usage purposes stipulated herein. The Borrower shall present the relevant payment list evidencing the payment status of each Advance on a quarterly basis to the Facility Agent.

3.

If the Borrower has met the conditions under Article 4 (Drawdown) of this Agreement, the Lenders and the Facility Agent are obliged to make the Advance on the proposed Drawdown Date (whether in the case of autonomous payment to the Loan Account or entrusted payment to the Borrower’s Counterparty Account). If any Lender fails to make the Advance on time, the Borrower shall have the right to require such Lender to transfer its Commitment, and the other Lenders have the priority right to such transfer.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

8.3	Payment by the Borrower

The Borrower shall pay any amount payable under this Agreement on its due date no later than 11:00 a.m. (Beijing Time) to the account designated by the Facility Agent at the Effective Date.

8.4	Payment by the Facility Agent
1.

The Facility Agent shall pay to the Loan Account the proceeds of the relevant Advances actually received by it pursuant to Clause 8.1 (Making Advances) hereof and shall make payment pursuant to Clause 8.2 (Payment of Advances) hereof no later than 3:00 p.m. (Beijing Time) on each Drawdown Date, and the Facility Agent is obliged to notify the payment of such Advance to each Lender.

2.

The Facility Agent shall pay to the account of each Finance Party each amount actually received by it pursuant to Clause 8.3 (Payment by the Borrower) hereof on the date of receipt in such order and amount as set out in Clause 8.5 (Distribution Order) hereof.

8.5	Distribution Order

Unless otherwise required by the laws and regulations, each payment received by the Facility Agent under Clause 8.3 (Payment by the Borrower) hereof shall be distributed in such order and amount as set out below:

1.	in and towards any interest (including but not limited to any compound interest and default interest) due and payable by the Borrower hereunder pro rata among the Lenders; and
2.	in and towards any principal amount due and payable by the Borrower hereunder pro rata among the Lenders.
8.6	Advances
1.

If no Material Adverse Event has occurred, the Facility Agent shall advance any amount on behalf of any Lender within the Facility Agent’s Commitment when such Lender is unable to make the payment. The Facility Agent is entitled to recover such advances from the Lender who fails to make the payment.

2.	Other Lenders may make payment on account of any Lender who fails to make payment, and such other Lenders making such advances are entitled to recover from the Lender who fails to make the payment.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

8.7	Currency of Payments
1.	Any Advance shall be drawn in the currency specified in the Drawdown Notice in respect of that Advance.
2.	Any interest accruing on any amounts shall be made in the currency in which such amounts are denominated.
3.	Any repayment or prepayment of any Outstanding Advances shall be made in the currency in which such Outstanding Advances are denominated.
4.	Other payments payable under this Agreement shall be made in the currency specified herein.
8.8	Set Off

The Borrower shall not exercise any right of set-off when making any payment under this Agreement.

8.9	Non Business Days

If a payment payable is made on a day that is not a Business Day pursuant to the provisions of this Agreement, it shall be made on the next succeeding Business Day.

8.10	Pro Rata Sharing
1.

Except as otherwise provided in Clause 8.10 (Pro Rata Sharing) hereof, if any Finance Party (the “Recovering Lender”) receives any payment due and payable under this Agreement from the Borrower which is contrary to Clause 8.3 (Payment by the Borrower) hereof, that Recovering Lender shall forthwith notify the Facility Agent of the receipt of such amount (the “Sharing Amount”) on the date of receipt and promptly transfer such Sharing Amount to the Facility Agent.

2.

The Facility Agent shall treat the Sharing Amount received by it pursuant to paragraph 1 of Clause 8.10 (Pro Rata Sharing) hereof as being made by the Borrower and shall distribute the same to each Finance Party’s account in accordance with paragraph 2 of Clause 8.4 (Payment by the Facility Agent) hereof.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

3.	Paragraph 1 of Clause 8.10 (Pro Rata sharing) hereof shall not be applicable to any of the following:
(1)	any payment received by any Lender under transfer under this Agreement.
(2)

any payment recovered by any Finance Party in arbitration against the Borrower in respect of the disputes arising under this Agreement, provided that: (i) such Financing Party shall have given prior notice of such arbitration proceeding to other Finance Parties, and (ii) other Finance Parties have not participated in the said arbitration within twenty (20) Business Days after receipt of such notices.

9.STAMP DUTIES AND FEES

9.1	Stamp Duties

All stamp duties in respect of this Agreement shall be borne by the Borrower and each Finance Party respectively pursuant to the laws and regulations.

9.2	No Syndication Fee

The Borrower shall not pay any fee in respect of the syndication loan under this Agreement, including but not limited to syndication fees such as commitment fees, arrangement fees, agency fees or undrawn fees, upfront fees, consulting fees and due diligence fees.

9.3	Costs and Expenses

Any costs and expenses (including legal fees, appraiser fees, etc.) incurred in relation to the execution of the Finance Documents and the syndication of the loan hereunder (including but not limited to the expenses incurred in relation to the preparation, negotiation, printing, enforcement and the syndication process of this Facility) shall be borne by each party respectively.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

10.REPRESENTATIONS OF FACTS

The Borrower makes the following representations to each Finance Party respectively on the Effective Date and on each Drawdown Date (except for paragraph 9 (No Material Default) and paragraph 10 (No Material Litigation and Arbitration) which shall be given only on the Effective Date) with reference to the facts and circumstances then subsisting:

1.	Legal Status

The Borrower is a company duly incorporated and validly existing under the laws and regulations of the PRC.

2.	Powers

The Borrower has necessary capacity for civil conduct and capacity for civil rights to own its assets, to carry out its operations and to enter into and perform the Finance Documents.

3.	Authorization

All necessary internal authorizations for the Borrower to enter into and perform the Finance Documents have been duly obtained, and each of the Finance Documents has been duly executed by the authorized signatory of the Borrower.

4.	Legality

Subject to the Legal Restraint, the obligations to be assumed by the Borrower under the Finance Documents constitute the legal, valid and binding obligations of the Borrower.

5.	Breach of Other Documents

The entering into and performance by the Borrower of the Finance Documents do not and will not violate (a) its articles of association, and/or (b) any applicable law of the PRC.

6.	Liquidation and Bankruptcy Events

The Borrower has not entered into any liquidation process, nor is there any bankruptcy event.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

7.	Information

All written documents provided by the Borrower are true and valid in all material aspects as of the date of delivery of the same.

8.	Material Licenses

The Borrower has obtained material licenses in relation to the Project pursuant to laws and regulations of the PRC.

9.	No Material Default

To the Borrower’s knowledge, as of the Effective Date of this Agreement, there is no material default of the Borrower under any agreement to which it is a party (material is defined as RMB500,000,000 (or its equivalent in other currency)).

10.	No Material Litigation and Arbitration

To the Borrower’s knowledge, as of the Effective Date of this Agreement, there is no litigation or arbitration of the Borrower that will produce any Material Adverse Effect (other than those of a frivolous or vexatious nature which the Borrower is contesting in good faith).

11.COVENANTS

The Borrower undertakes with each Finance Party as follows:

1.	Compliance with Law

The Borrower shall ensure that any laws, regulations and rules relevant to its business and operation will be complied with in all material respects.

2.	Permits

The Borrower shall obtain, maintain and comply with all government approvals or filings in relation to the Project.

3.	Supply of Information
(1)

The Borrower shall, within one hundred and eighty (180) days after the end of each financial year or such longer period as consented by the Facility Agent (and the Facility Agent shall not unreasonably reject or delay to give such consent), provide the Facility Agent with its audited financial statements.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(2)

The Borrower shall, within ninety (90) days after the end of each semi-financial year or such longer period as consented by the Facility Agent (and the Facility Agent shall not unreasonably reject or delay to give such consent), provide the Facility Agent with its unaudited financial statements in respect of that semi-financial year.

(3)	The Borrower shall provide the Facility Agent a statement with respect to the investment and construction progress of this Project at the end of each quarter.
4.	Project Capital

The Borrower shall ensure that the ratio of the paid-up capital funds of the Project and the aggregate drawdown amount is no less than 2:8, and the Project capital funds shall be applied to the Project before the utilization of the Advance. The Borrower shall ensure that the Project capital has been fully paid on the earlier of: (1) the end of the Availability Period; or (2) the next Drawdown Date after the total drawn down amount reaches 90% of the Facility. For the avoidance of doubt, before the capital funds of the Project (i.e. 20% of the total investment amount set forth in the Shanghai foreign investment project filing certificate for the Project) is fully paid-up, the drawdown amount shall not exceed 90% of the Facility.

5.	External Financing

If the Borrower incurs any other financing for the Project, proceeds of such financings shall firstly be used to repay the Facility hereunder (for the avoidance of doubts, this provision does not limit the Borrower from borrowing from its shareholders or other Affiliate Companies within the group; the Borrower may borrow from its shareholders or other Affiliate Companies within the group without repaying the Facility hereunder).

6.	Equity Investment

Without the consent of the Majority Lenders, the Borrower shall not make any equity investment during the Loan Period.

7.	Reduction of Registered Capital

There can be no reduction of the registered capital of the Borrower during the Loan Period without the prior consent of the Facility Agent.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

8.	Negative Pledge

The Borrower shall not create any Security Interests over any of its Project related assets, except for:

(1)	Any lien arising in the ordinary course of trading, any statutory priority arising from construction projects and other Security Interests arising by operation of laws and regulations,
(2)

Security Interests arising in the ordinary course of business of the Borrower (including but not limited to any priority over goods, materials or equipment (acquired in an arm’s length transaction) incurred or constituted by any title retention arrangement in the terms and conditions set out by the supplier or seller in relevant agreements),

(3)	Security Interests created according to the Finance Documents, or
(4)	the Security Interest created with the consent of the Majority Lenders (such consent shall not be unreasonably withheld or delayed by the Majority Lenders).
9.	Material Default Notification

The Borrower shall notify the Facility Agent of material default under any liability of the Borrower to any third party (material is defined as exceeding the greater of (i) RMB750,000,000 (or its equivalent in other currency) or (ii) 20% of the Borrower’s Net Assets).

10.	Cost Overruns

All cost overruns in the construction of the Project (exceeding the financing amount hereunder) shall be self-funded (for the avoidance of doubt, financings from banks other than the Lenders shall not be considered self-funded) by the Borrower.

11.	Revenue Collection Account Management
(1)

The Borrower shall collect all of its operating revenue directly into any of the Revenue Collection Accounts. The foregoing provision shall not apply to any failure to collect such revenues which failure is not attributable to the Borrower.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(2)

Subject to the Account Control Agreement, the Borrower shall be entitled to withdraw, utilize or apply funds from any Revenue Collection Account for its daily business operation without limitation. Notwithstanding the above, the Borrower shall not transfer funds from the Revenue Collection Account to any of its accounts under the same account name opened with banks other than the Finance Parties, except for the following circumstances:

(a)	the transfer is used to repay loans for the purpose of the Project borrowed from the Borrower’s shareholders or any other Affiliate Company within the group;
(b)	the transfer is used for the purpose of repaying any of its working capital loans;
(c)	the transfer is used for currency conversion for the purpose of payment of expenses related to the Project; or
(d)	other transfers agreed by the Majority Lenders (the Majority Lenders shall not unreasonably refuse or delay to give such consent).
(3)	Account Balance Undertaking

During the Loan Period, the Borrower shall ensure the total capital balance of the Revenue Collection Accounts is not less than the aggregate amount of principal and interest payable on the next Interest Payment Date and/or the next Repayment Date.

12.	Conditions Subsequent
(1)

The Borrower shall complete the mortgage registration under the Mortgage Agreement over the Land within one-hundred and twenty (120) days after executing the Mortgage Agreement over the Land, provided that the Security Agent has, at the reasonable request of the Borrower, taken all necessary acts and delivered all necessary documents for the purpose of the mortgage registration.

(2)

The Borrower shall execute the relevant mortgage agreements and further complete the mortgage registration of the joint plant I mortgaged to the Security Agent within one-hundred and twenty (120) days upon obtaining the real estate certificate of the joint plant I of the Project, provided that the Security Agent has, at the reasonable request of the Borrower, taken all necessary acts and delivered all necessary documents for the purpose of the mortgage registration.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(3)

The Borrower shall execute the relevant mortgage agreements and further complete the mortgage registration of the relevant plant mortgaged to the Security Agent within one-hundred and twenty (120) days upon obtaining all real estate certificates of the plant (except the joint plant I)the Project, provided that the Security Agent has, at the reasonable request of the Borrower, taken all necessary acts and executed and delivered all necessary documents for the purpose of the mortgage registration

(4)

If the Borrower has used its commercially reasonable endeavors but has not been able to complete the mortgage registrations required from item (1) through item (3) above due to the registration authority’s rejection to accept the mortgage registrations for any reason beyond the control of the Borrower it shall not constitute an Event of Default of the Borrower. The Borrower shall continue to cooperate with the Security Agent to conduct the mortgage registration herein. Meanwhile, the Borrower shall ensure that it will not create any Security Interests over the land use right and the plant to be mortgaged under relevant mortgage agreements in favor of any third party other than the Lenders.

(5)	Conditions Subsequent in respect of the Borrower’s Insurance
(a)

The Borrower shall submit an endorsement showing that the Security Agent has been designated as the first beneficiary under the joint plant IV all-risks insurance within one-hundred and twenty (120) days after the Effective Date of this Agreement.

(b)	If the Borrower insures any equipment related to the Project, the Security Agent shall be designated as the first beneficiary of such insurance.
(c)

During the Loan Period, except the all-risk insurance of the joint plant I, the Borrower shall insure any construction in progress or plant buildings related to the Project and timely renew the insurance, and the Security Agent shall be designated as the first beneficiary of such insurance.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(d)

Upon the occurrence of any insurance claim, (i) if the amount of insurance proceeds is less than or equal to 60% of the value of the insured assets of the Project, the Security Agent shall, after receiving the insurance proceeds, transfer the such insurance proceeds to the Borrower for replacing or repairing the corresponding insured assets; (ii) if the amount of insurance proceeds exceeds 60% of the value of the insured assets of the Project, the Borrower and the Security Agent will negotiate in good faith on the use of the insurance proceeds. If the Borrower has provided its replacement or repair plan of the relevant insured assets, the Security Agent shall assess such plan. If the Security Agent confirms that the plan is acceptable, the Security Agent shall transfer the relevant insurance proceeds to Borrower. If the Security Agent refuses to accept such plan, such insurance proceeds may be used to prepay the loans under this Agreement. However, the Security Agent shall not unreasonably refuse to accept such plan.

12.EVENTS OF DEFAULT

12.1	Events of Default

Only the following events constitute Events of Default by the Borrower:

1.	Payment Default

The Borrower fails to pay any amount due and payable on the Repayment Date or Interest Payment Date in accordance with the provisions of this Agreement, and fails to remedy such default within twenty (20) days from the Repayment Date or Interest Payment Date.

2.	Misappropriation

The Borrower misappropriates any Advance within the Loan Period and fails to remedy, including by using such misappropriated funds for a purpose set forth in the Finance Documents or repayment by Borrower of such misappropriated funds, within twenty (20) days upon occurrence of such misappropriation.

3.	Misrepresentation

The representations or statements made in Clause 10 (Representations of Facts) hereof by the Borrower is untrue and causes a Material Adverse Effect, and the Borrower fails to remedy such default within forty-five (45) days from the date on which the Facility Agent issues a written notice to the Borrower.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

4.	Breach of Other Obligation
(a)

The Borrower fails to perform the covenants made in Clause 11 (Covenants) hereof or comply with other obligations hereunder and causes a Material Adverse Effect, and fails to remedy such default within forty-five (45) days from the date on which the Facility Agent issues a written notice to the Borrower.

(b)

Notwithstanding the foregoing, it will not constitute an Event of Default by the Borrower under this Clause 12.1 solely on the grounds that Borrower failed to comply with item 11(3) of Article 11 (Covenants).

5.	Bankruptcy Process

The Borrower is insolvent or enters into bankruptcy process and fails to remedy or terminate the bankruptcy process within sixty (60) days upon the occurrence of such events.

6.	Enforcement Events

The assets of the Borrower with an aggregate value exceeding the greater of (i) RMB0750,000,000 (or its equivalent in another currency) or (ii) 20% of the Borrower’s Net Assets are enforced, distressed, seized or frozen based on the final judgment of the court, and such actions are not discharged within sixty (60) days.

7.	Cross Default

The Borrower fails to pay any uncontested indebtedness with an aggregate value exceeding the greater of (i) RMB750,000,000 (or its equivalent in another currency) or (ii) 20% of the Borrower’s Net Assets on the maturity date or upon expiry of the grace period, and fails to remedy within one-hundred and eighty (180) days from the date on which the Facility Agent issues a written notice.

12.2	Remedies Available to the Finance Parties
1.	Notices
(1)	Any Lender shall promptly notify the Facility Agent upon becoming aware of an Event of Default.
(2)	The Facility Agent shall notify each Lender upon being notified by the Borrower or any Lender of the occurrence of an Event of Default.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(3)

The Facility Agent shall notify the Borrower upon being notified by any person other than the Borrower of the occurrence of an Event of Default, so that the Borrower can confirm and explain or make remedies.

2.	Remedies

During the period when any Event of Default occurred and is continuing, the Facility Agent may (acting on the decisions of the Majority Lenders), after giving written notice to the Borrower, exercise one or more of the following rights in any order:

(1)	to grant any waiver or approve any remedy of the relevant Event of Default;
(2)	to declare suspension of all or any part of Advances requested in any Drawdown Notice which have not been drawn;
(3)	to cancel all or any part of Total Commitments; whereupon so declared the Commitment of each Lender shall be cancelled pro rata and the Total Commitments so cancelled may not be borrowed again;
(4)	to declare all or any Outstanding Advances together with all accrued interests, fees (if any) and other amounts hereunder immediately due and payable; and
(5)	to enforce the Security created under the Mortgage Agreement over the Land and any other Finance Documents.
3.	Action by the Facility Agent

Each right of remedies hereunder or the right of any Finance Party to commence and continue any legal dispute resolution proceedings against the Borrower may be exercised through the Facility Agent.

4.	Undertakings of the Finance Parties
(1)	Each Finance Party agrees not to exercise any of its rights under this Agreement in a way that would conflict with this Agreement.
(2)	Each Finance Party undertakes with each other Finance Party that, except where this Agreement specifically provides otherwise,
(i)	it will not demand from or accept any payment of any type to be separately applied towards the satisfaction of any debt owing to it by the Borrower under this Agreement; and

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(ii)	it will not separately demand or accept any Security Interests or financial support with respect to any debt owing to it by the Borrower under this Agreement.
5.	Deduction

When an Event of Default is continuing, each Finance Party shall have the right to deduct from any account opened by the Borrower with that Finance Party and transfer to the Facility Agent for pro rata sharing in accordance with Clause 8.10 (Pro Rata Sharing) of this Agreement.

13.RELATIONSHIP AMONG FINANCE PARTIES

13.1	Appointment of the Agent
1.

Each of the other Finance Parties hereby irrecoverably appoints the Facility Agent to act as its agent under and in connection with this Agreement, and authorizes the Facility Agent to exercise the rights which are specifically delegated to the Facility Agent under this Agreement together with any other reasonable incidental rights.

2.

Each of the other Finance Parties hereby authorizes the Security Agent to directly execute the Mortgage Agreement over the Land and any other Finance Documents to which the Security Agent is a party and the supplementary or amendment agreements thereto with the Borrower in accordance with the principles and relevant facts determined in this Agreement, or execute and submit the Mortgage Agreement over the Land and any other relevant Finance Documents in the form required by the local registration authority, or appropriately reduce the amount of the secured claims according to the requirements of the local registration authority to meet its internal requirements that the amount of secured claims must be lower than the evaluation value of the collateral.

13.2	Nature of Agency
1.	The relationship among the Agent and other Finance Parties is that of principal and agent only.
2.	The Agent is not the agent of the Borrower in any respect.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

13.3	Duties of the Facility Agent
1.

The Facility Agent shall, within one (1) Business Day upon receipt of the originals or copies of any document from any party to this Agreement for any other party to this Agreement, forward the same to that other party; except where provided otherwise in this Agreement, the Facility Agent is not responsible for the adequacy, accuracy or completeness of the form and substance of any document it forwards to any other party to this Agreement.

2.	The Facility Agent shall open and maintain accounts in connection with this Agreement and, upon demand by each Lender, provide that Lender with such accounts.
3.

The Facility Agent shall be responsible for the management and control of making Advances and the payment, and the payment of principal and interest by the Borrower in accordance with Clause 8.1 (Making Advances), 8.2 (Payment of Advances) and Clause 8.4 (Payment by the Facility Agent) hereof.

4.	The Facility Agent shall, within one (1) Business Day upon receipt of a notice from any party to this Agreement that the occurrence of an Event of Default, notify each Finance Party.
5.

The Facility Agent shall notify each Finance Party within one (1) Business Day upon becoming aware of failure to make any payment due and payable by any party to this Agreement to any other Finance Party pursuant to this Agreement.

6.

The Facility Agent shall, acting in accordance with the decisions of the Majority Lenders, organize each Finance Party to commence and/or participate in any arbitration or legal dispute resolution proceedings relating to this Agreement, provided that, each Lender shall have indemnified or made advances to the Facility Agent against any and all costs, fees, expenses (including but not limited to legal fees) and liabilities sustained or to be sustained or incurred by the Facility Agent in acting in accordance with such decisions.

7.	The Facility Agent shall have no liability to any other party to this Agreement for any party’s breach of any provision of this Agreement.
8.

If any decision of the Majority Lenders or all the Lenders or acting in accordance with such decision contravenes or would contravene the laws and regulations, after giving prior notice to each Finance Party, the Facility Agent may not act in accordance with such decisions.

9.	The Facility Agent shall perform each of its obligations under this Agreement with care and diligence.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

10.

The Facility Agent’s obligations under the Finance Documents are solely operational and administrative in nature. The Facility Agent shall have no other obligations except as expressly provided in the Finance Documents.

13.4 Duties of the Security Agent

1.

The Security Agent shall notify the Facility Agent of any notice, document or payment notice received by it (acting in its capacity as the Security Agent for the Finance Parties) from any obligor under any Finance Documents as soon as possible.

2.

The Security Agent shall deliver to any other party any original or copy of any document delivered by any party of this Agreement to the other party through the Security Agent upon received such documents; unless otherwise agreed in this Agreement, the Security Agent shall not be responsible for reviewing the adequacy, accuracy or completeness of the format and content of any document delivered by it.

3.	The Security Agent shall notify each Finance Party as soon as possible after receiving a notice from any party of this Agreement that an Event of Default has occurred.
4.	The Security Agent has the authority to enter into each of the Finance Documents expressly required to be entered into by it.
5.	The Security Agent holds the relevant Security only on behalf of the Finance Parties in accordance with the terms of the relevant Finance Documents.
6.	The Security Agent shall enforce any Security or exercise any right, power, authority or discretion specifically vested in the Security Agent under or in connection with the Finance Documents.
7.

The Security Agent’s obligations under the Finance Documents are solely operational and administrative in nature. The Security Agent shall have no other obligations except as expressly provided in the Finance Documents.

13.5 Rights of the Facility Agent

1.	Unless it has the knowledge to the contrary, the Facility Agent may assume:
(1)	any representation of facts made under or in connection with this Agreement by any other party to this Agreement is true, complete and accurate.
(2)	no Event of Default is continuing.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(3)	no other party to this Agreement has breached its obligation under this Agreement.
(4)	any right vested in any other party to this Agreement or the Majority Lenders or all the Lenders has not been exercised.
2.

The Facility Agent may engage, pay for and act in reliance on the advice and services of lawyers, accountants, appraisers, translators or other professional advisers as it deems necessary and accepted by all the Lenders.

3.	The Facility Agent may act in reliance on any communication or document believed by it to be true.
4.	The Facility Agent may disclose to any other party to this Agreement any information believed by it to be reasonably received pursuant to the provisions of this Agreement.

13.6 Independent Credit Appraisal and Subsequent Management of the Loan

Each Lender confirms that it has been and will continue to be solely responsible for making an independent investigation, review and assessment of the financial condition, creditworthiness, business, legal status and other conditions of the Borrower.  Further, each Lender confirms that it has made independent judgments and decisions and will assume the risks of such judgments and decisions, including but not limited to:

1.

investigation, review and assessment of the adequacy, accuracy or completeness of any information relating to any other party to this Agreement or the transactions contemplated under this Agreement whether such information is supplied to that Lender by the Facility Agent or the Lead Arranger;

2.	investigation, review and assessment of the financial condition, creditworthiness, business, legal status or other conditions of any other party to this Agreement;
3.

investigation, review and assessment of the legality, effectiveness, binding effect, sufficiency or enforceability of this Agreement or any document in connection therewith or any action taken or to be taken by any other party to this Agreement;

4.

The Facility Agent and the Account Bank shall fulfill its supervisory responsibility of the accounts opened by Borrower under this Agreement; and each Finance Party shall independently fulfill the subsequent management responsibility of the loans, and may require material and information necessary for fulfilling such responsibilities through the Facility Agent.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

13.7 Agent and Lead Arranger as Lenders

If the Agent or the Lead Arranger is also a Lender, it shall be entitled to rights and subject to liabilities as a Lender in accordance with the provisions of this Agreement.

13.8 Syndication Conference

1.	Decision-making Mechanism of the Lenders
(1)

In the circumstance that the decisions of the Majority Lenders or all the Lenders are expressly required pursuant to the provisions of this Agreement, any Lender may notify the Facility Agent upon becoming aware of its occurrence, whereupon the Facility Agent shall promptly notify each Lender and request decisions to be made upon receipt of such notice or upon becoming aware of the same.

(2)

Each Lender shall, upon receipt of a notice issued by the Facility Agent pursuant to this Clause 13.8 (Syndication Conference), notify the Facility Agent of its decisions within the time limit specified therein.

(3)

Unless otherwise provided in this Agreement, the Facility Agent shall act in accordance with the decisions of the Majority Lenders or all the Lenders pursuant to the provisions of this Agreement; the Facility Agent shall bear no liability to other parties to this Agreement for taking or refraining from any action if it acts in accordance with the decisions of the Majority Lenders or all the Lenders.

(4)

The decisions of the Majority Lenders or all the Lenders made in accordance with the provisions of this Agreement shall be binding on each Lender, and each Lender shall assist the Facility Agent in carrying out any such decision of the Majority Lenders or all the Lenders.

(5)

In the absence of a decision from the Majority Lenders or all the Lenders in accordance with the provisions of this Agreement, the Facility Agent shall make a preliminary settlement proposal in respect of the circumstance and solicit opinions of each Lender in accordance with the procedures described above.  If any Lender fails to notify the Facility Agent of its decisions within the time limit specified in the notice issued by the Facility Agent, it shall be deemed as having approved such settlement proposal.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(6)	The Facility Agent may (but is not obliged to) take or refrain from an action if it considers such action or inaction is in the best interest of the relevant Lenders.
2.	Consent of all the Lenders

Except as otherwise provided in this Agreement, without the consent of all Lenders, no amendment to this Agreement shall:

(1)	change the Commitment, the Total Commitments or the currency of the Advances;
(2)	change the Loan Period;
(3)	a change of the Interest Rate or the Default Interest Rate, except as otherwise provided in this Agreement;
(4)	change the currency, the amount or the payment date of any sum payable to any Finance Party under this Agreement;
(5)	amend the definition of the "Majority Lenders";
(6)	amend Clause 17 (Amendments and Waivers) hereof.
3.	Syndication Conference Procedures and Rules
(1)

Upon the circumstances where the Facility Agent shall act in accordance with the decisions of the Majority Lenders or (as the case may be) all the Lenders pursuant to this Agreement, the Facility Agent shall convene and preside over the syndication conference.

(2)

In addition to the circumstances stipulated in the first paragraph above, the Facility Agent shall be responsible for the convening of the syndication conference in time upon the following circumstances:

(a)	any material matter deemed as necessary to be decided by convening a syndication conference by the Lead Arranger; or
(b)	joint written proposal of the Lenders whose commitments aggregate one third or more of the Total Commitments.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(3)

If the Facility Agent convenes a syndication conference, it shall give written notice to each Lender at least five (5) Business Days or a shorter period determined by the Facility Agent prior thereto. However, at the Facility Agent’s discretion and in accordance with this Agreement, it may give the notice of the syndication conference in such manner that it deems to be positive for relevant Lenders. The notice of the conference shall include the time, place, manner and the proposal of the syndication conference.

(4)

The syndication conference may be held on site or by communications or by written consents (with the Facility Agent notifying each Lender by facsimile to get its consent). The manner of the conference will be decided by the Facility Agent and will be specified in the notice of the conference. However, to minimize expense, the Facility Agent shall choose to hold the conference by written consent to the extent possible. In the case of a communication conference, the specific method of communication and making written resolutions will be decided by the Facility Agent and will be specified in the notice of the conference.

(5)

If any of the Lenders fail to instruct the Facility Agent in relation to a matter to be decided by the Majority Lenders or by all the Lenders (as the case may be) before the date of its decision, it shall be deemed as having approved such matter.

(6)

Each Lender shall, within two (2) Business Days upon the receipt of the notice of conference, notify the Facility Agent whether it will attend the conference, and may submit the provisional proposal two (2) Business Days prior to the conference.  The Facility Agent shall notify other Lenders of such provisional proposal.

(7)

Each Lender may appoint one or two authorized representatives and several general representatives to attend the syndication conference. All representatives may participate in discussions and offer opinions, but only the authorized representatives are entitled to vote on behalf of that Lender.

(8)

A valid resolution of the syndication conference shall be recorded in writing by the Facility Agent and affixed with the company chop of each Lender. An original of the valid resolution of the syndication conference shall be sent to each Lender. Not all the valid resolutions need to be disclosed to the Borrower unless it is related to the rights, obligations or other interests of the Borrower under this Agreement.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

4.	Intercreditor Agreement

The Finance Parties may enter into an intercreditor agreement separately, provided that such agreement shall not prejudice any right or increase any obligation of the Borrower under this Agreement.

13.9 Compensation by the Lenders

Each Lender shall, within three (3) Business Days upon the request of the Facility Agent, make compensation to the Facility Agent against all reasonable costs, fees, losses, expenses (including legal fees) and liabilities (except those caused by the negligence or misconduct of the Facility Agent) incurred or to be incurred by the Facility Agent in acting as an agent pursuant to this Agreement in proportion to its Commitment Percentage.

13.10 Deduction by the Agent

If any Finance Party owes an amount to the Agent under this Agreement, the Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Agent would have otherwise obliged to make under this Agreement and apply the amounts deducted towards the satisfaction of the amounts owed, and, the amounts so deducted shall be regarded as having been received by the indebted Finance Party.

13.11 Other Business

Each Finance Party (including its branches) may accept deposits from, make other loans to or engage in any other banking business with the Borrower.

13.12 Dealings with the Lender

Unless the Agent receives a notice from the relevant Lender issued in accordance with the provisions of this Agreement stating the contrary, it may assume that such Lender is entitled to payments under this Agreement.

14.TRANSFER

14.1 Transferee

This Agreement is binding and effective on each party hereto and their respective successors and assignees.

14.2 Transfer by the Borrower

Unless otherwise consented to by all Lenders, the Borrower may not transfer all or any of its rights or obligations under this Agreement.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

14.3 Transfer by the Lenders

Any Lender (the “Transferring Lender”) intending to transfer all or any of its rights and/or obligations hereunder to one or more financial institutions (the “Transferee Bank”) shall give at least ten (10) Business Days’ prior notice (the “Transfer Notice”) to the Borrower and the Facility Agent, and obtain the prior written consent of the Borrower. However, no prior written consent is required under the following circumstances: (1) the Transferring Lender transfers all or any of its rights and/or obligations hereunder to other Lenders; (2) the Transferring Lender transfers all or any rights and/or obligations hereunder to its branches or sub-branches (3) any transfer required by the Borrower in accordance with paragraph 3 of Clause 8.2 hereof and (4) an Event of Default has occurred and is continuing. If the Transferring Lender transfers all or any of its rights and/or obligations hereunder to other financial institutions other than the Finance Parties, other Finance Parties shall enjoy the priority to acquire the transfer upon the equal conditions.

14.4 Effecting a Transfer

The transfer made by a Lender in accordance with Clause 14.3 (Transfer by the Lenders) hereof shall take effect upon the date specified in a duly completed Transfer Certificate in the form and substance set out in Schedule 3 (Form of Transfer Certificate) hereof and executed by the Transferring Lender, Transferee Bank and the Facility Agent. The execution of a Transfer Certificate shall not be withheld or delayed by the Facility Agent.

14.5 Binding Effect of a Transfer

Any transfer effected and completed in accordance with this Agreement shall be binding on each party to this Agreement.

14.6 Consequences of a Transfer

From the date a transfer takes effect, the Transferee Bank becomes a Lender and to the extent as specified in the Transfer Certificate:

1.	the Transferring Lender shall no longer enjoy rights and bear liabilities under this Agreement in relation to the transfer object; and
2.	the Transferee Bank shall enjoy all the rights and bear all the obligations under this Agreement in relation to the transfer object.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

14.7 Limitation of Liabilities of a Transferring Lender

The Transferring Lender shall bear no liability to the Transferee Bank for any of the followings:

1.	the duly execution, genuineness, accuracy, completeness, legality, effectiveness or enforceability of this Agreement or any other document in connection herewith;
2.	the receivability of any payment due under this Agreement; and
3.	the accuracy and completeness of the representations of facts made by any other party to this Agreement to any person under or in connection with this Agreement.

14.8 Further Limitation of Liabilities of a Transferring Lender

A Transferring Lender is not obliged to:

1.	retrieve from any Transferee Bank any right and/or obligation which is already transferred to that Transferee Bank in accordance with provisions of this Agreement.
2.	indemnify any Transferee Bank against any losses incurred by it as a result of the breach of any obligation by the Borrower or any other Finance Party under this Agreement.

14.9 Recording

The Facility Agent shall maintain a name list of each party to this Agreement, be responsible for registration of the transfer, record each transfer of the syndication loan, and shall promptly notify other parties of a transfer thereto.

14.10 Change of Lending Offices

Any Lender may change its Lending Office by giving the Borrower and the Facility Agent at least twenty (20) Business Days’ prior notice.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

15.RELATIONSHIP OF RIGHTS AND OBLIGATIONS AMONG THE FINANCE PARTIES

15.1 Independence of Obligations

The obligations of each Finance Party under this Agreement are independent of each other. Failure by any Finance Party to perform its obligations under this Agreement does not discharge the obligations of any other Finance Party under this Agreement.  No Finance Party shall have any responsibility to any other Finance Parties for their respective obligations under this Agreement.

15.2 Independence of Rights

The rights of each Finance Party under this Agreement are independent of each other. Any debt arising from time to time under this Agreement owing by any party to this Agreement to any Finance Party shall be a separate debt, but each Finance Party shall exercise its rights through the Facility Agent under this Agreement. No Finance Party shall refuse to fulfill any obligation under this Agreement on the grounds of the independence of rights.

16.CONFIDENTIALITY

16.1 Scope of Confidentiality

1. Confidentiality Obligation of the Finance Parties

Each Finance Party to the this Agreement agrees that it will not, and shall procure that its senior managers, directors, employees, affiliates, advisors and agents (each Finance Party may only disclose relevant information to the said persons when necessary) will not disclose, announce or otherwise publish to any third party any information including but not limited to provisions of the Finance Documents, this loan, the Project or Project agreement, the Borrower and its shareholders. Each Finance Party shall especially abide by the followings:

(1)

Each Finance Party to this Agreement shall ensure that its senior managers, directors, employees, affiliates, advisors and agents will not disclose, announce or otherwise publish (including but not limited to publishing in any social media (including microblog and Wechat)) to any third party any information relating to the Project and the transactions contemplated hereunder, and the price information herein shall not be disclosed or otherwise used by the foresaid person.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

(2)

Each Finance Party to this Agreement will not, and shall ensure that its senior managers, directors, employees, affiliates, advisors and agents will not, accept any interview by any media (including but not limited to any social media) in respect of the Project or the transactions contemplated hereunder or agree to report the same.

Any confidentiality agreement or agreement relating to information disclosure already signed by each party before the execution of this Agreement shall be still applicable to the confidential information of the Borrower provided by the Borrower or any third party during the negotiation, execution and performance of this Agreement. During the tenor of this Agreement and until two (2) years or any longer period as may be required by applicable laws and regulations after the termination or expiration of this Agreement, the terms and conditions contained in such confidentiality agreement or agreement relating to information disclosure shall remain valid and effective. In the event of any conflict between such confidentiality agreement or agreement relating to information disclosure and this Agreement, the provisions imposing stricter confidentiality obligations on Finance Parties shall always prevail.

However, the following disclosures made by the Finance Parties shall be exempted:

(1)	information already known to the public (other than by reason of that Finance Party’s breach of this clause);
(2)

information disclosed in compliance with and to the extent required by competent government or regulatory authority according to laws and regulations, and the relevant disclosure shall be limited to the minimum extent as required by the competent government, regulatory authority and laws and regulations;

(3)

information disclosed in compliance with the listing rules of the stock exchange where it is listed, and the relevant disclosure shall be limited to the minimum extent as required by the listing rules of the stock exchange where it is listed;

(4)	information disclosed with the Borrower’s prior written consent.

2. Confidentiality Obligation of the Borrower

The Borrower shall undertake confidentiality obligation in equal measure as required in paragraph 1 above with respect to information obtained from each Finance Party.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

16.2 Other Permitted Disclosure

Any Finance Party may disclose any of the following information to assignees consented to by the Borrower pursuant to Clause 14 (Transfer) hereof:

1.	copies of this Agreement;
2.	any information known to that Finance Party with respect to the Borrower, this Agreement and/or the transactions contemplated thereunder;

provided that, the party such confidential information to be disclosed to shall have undertaken with that Finance Party to comply with the confidentiality obligation under Clause 16 (Confidentiality) hereof prior to the receipt of any such confidential information.

17.AMENDMENTS AND WAIVERS

17.1 Application for Amendments and Waivers and Consent

1.

If the Borrower makes an application for amendments and waivers to the provision of this Agreement, the Facility Agent shall, promptly notify each Lender and request decisions to be made upon receipt of such written application and other relevant documents.

2.

If any Lender proposes to amend the provision of this Agreement, it shall firstly notify the Facility Agent, and the Facility Agent shall promptly notify other Lenders and request decisions to be made upon receipt of the notice. Where the amendments proposed by the Lender is related to the Borrower, the Facility Agent shall copy the notice to the Borrower and negotiate with the Borrower the amendments to the provisions of this Agreement on behalf of the syndicate in accordance with the relevant provisions of this Agreement.

3.

For amendments or waivers proposed by the Borrower or any Lender, the Facility Agent shall determine if it requires consent of the Majority Lenders or all the Lenders pursuant to the relevant provisions of this Agreement.

4.

The Facility Agent shall complete the decision process pursuant to Clause 13.8 (Syndication Conference) upon receipt of such application for amendments or waivers from the Borrower or any Lender. The final valid voting result shall be promptly notified to each Lender and the Borrower.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

17.2 Written Amendments

Any amendment to any provision of this Agreement shall be made in writing and a written amendment only takes effect upon execution by the Facility Agent ((as determined by all the Lenders or the Majority Lenders (as the case may be)) and the Borrower.

17.3 Consents by the Facility Agent

Notwithstanding the provision above, without the consent of the Facility Agent, no amendment to this Agreement shall:

1.	amend Clause 8 (Payments), Clause 13 (Relationship among Finance Parties) or Clause 17 (Amendments and Waivers) hereof;
2.	amend or waive any rights of the Facility Agent under this Agreement, or impose additional obligations on the Facility Agent.

18.NOTICES

18.1 Notices through the Facility Agent

All communications between the Borrower and any Finance Party with respect to this Agreement shall be made through the Facility Agent.

18.2 Methods of Notices

Any notice, demand or other document from one party to the other hereto pursuant to the provisions of this Agreement shall be made in writing and be delivered to that party at such correspondence address or email address and marked for the attention of the persons (if any) as that party may designate from time to time in writing. The initial address, telephone number, email address and contact persons designated by each party are set forth on the execution pages hereof.

18.3 Delivery of Notices

Any communication between each party to this Agreement in accordance with the provisions of this Agreement shall be deemed as having been received upon the satisfaction of the following conditions:

1.	if delivered in person, at the time of actual delivery;
2.	if transmitted by email, when received in legible form;

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

3.	if sent by mail, on the fifth (5) Business Day following the date of posting by registered mail at the correct address.

18.4 Change of Address

Any party to this Agreement shall promptly notify the Facility Agent of any change to its address, telephone number or email address. Any change to the aforesaid information of the Borrower will become effective upon notification of the Borrower to the Facility Agent. Upon receipt of such notice from any party to this Agreement, the Facility Agent shall forthwith notify the other parties hereto of any such change.

18.5 Language of Notices

Any notice under or in connection with this Agreement shall be prepared and issued in Chinese.

19.RIGHTS ACCUMULATIVE AND SEVERABILITY

19.1 Rights Accumulative

Neither failure to exercise nor delay in exercising on the part of any Finance Party any right under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right prevents that Finance Party from any further or otherwise exercise of any other rights. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies granted to any Finance Party by laws and regulations.

19.2 Severability

If at any time any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, the legality, validity or enforceability of any other provisions of this Agreement shall not be affected or prejudiced.

20.DOCUMENTATION

20.1 Language

This Agreement is made and executed in Chinese; this English version is prepared for reference only; if there is any discrepancy, the Chinese version controls.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

20.2 Counterparts

This Agreement is executed in ten originals. Each Finance Party and the Borrower shall each keep one original, and each original shall have the same legal effect.

21.GOVERNING LAW AND DISPUTE RESOLUTION

21.1 Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of the PRC (for the purpose of this Agreement the laws of the PRC shall not include the laws of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region).

21.2 Dispute Resolution

Disputes arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission, Shanghai Sub-Commission for arbitration, which shall be conducted in accordance with the arbitration rules in force at the time of the application for arbitration, and the number of arbitrators is three (3). In respect of the dispute between any Finance Party and the Borrower arising out of or in connection with this Agreement, the Facility Agent (acting on behalf of the Finance Party) and the Borrower, each as a party, shall appoint one arbitrator respectively, and the third arbitrator shall be jointly appointed by the Facility Agent (acting on behalf of the Finance Party) and the Borrower or appointed by the Chairman with joint authorization granted by the Facility Agent and the Borrower. The arbitral award shall be final and binding on all parties.

22.TAKING EFFECT

This Agreement shall take effect on the Effective Date.

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

SCHEDULE 1 ORIGINAL COMMITMENT

Original Lenders	Original Commitment
Agricultural Bank of China Limited, Shanghai Changning Sub-branch	RMB2,250,000,000 (or the USD equivalent)
China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch	RMB2,250,000,000 (or the USD equivalent)
Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch	RMB2,250,000,000 (or the USD equivalent)
Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch	RMB2,250,000,000 (or the USD equivalent)
Total	RMB9,000,000,000 (or the USD equivalent)

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

SCHEDULE 2 FORM OF DRAWDOWN NOTICE

[***]

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

SCHEDULE 3 FORM OF TRANSFER CERTIFICATE

[***]

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

APPENDIX: FORM FOR PORTIONS OF COMMITMENT BEING TRANSFERRED

Under the Total Commitments:

Commitment of the Transferring LenderCommitment being transferred [•][•]

The Transferring Lender’s portion in the Outstanding  Portions being transferred

[•][•]

Details of the Transferee Bank:

Name:

Lending Office:

Address for Notices:

Tel:

Telex:

Fax:

Attention:

[The Transferring Lender] [The Transferee Bank]

Authorized Signatory:Authorized Signatory:

______________(Company Chop)  ________________(Company Chop)

[The Facility Agent]

Authorized Signatory:

______________(Company Chop)

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

RMB 9,000,000,000 (OR THE USD EQUIVALENT) FIXED ASSET SYNDICATION LOAN AGREEMENT

EXECUTION PAGE

Tesla (Shanghai) Co., Ltd.

(as Borrower)

Attention: Yu Xian

Address: 8F, Tower 3, Central Place, No.77 Jianguo Road, Chaoyang District, Beijing, China

Tel: [***]

Email: [***]

Authorized signatory:

_/s/ Xiaotong Zhu___                                ____________

Name: Xiaotong Zhu                            Company Chop

Title:

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

RMB 9,000,000,000 (OR THE USD EQUIVALENT) FIXED ASSET SYNDICATION LOAN AGREEMENT

EXECUTION PAGE

China Construction Bank Corporation, China (Shanghai) Pilot Free Trade Zone Special Area Branch

(as Primary Lead Arranger, Facility Agent, Account Bank, Original Lender)

Attention: Lifan Yang

Address: Pudong New District Xinyuan South Road No 555 B-3

Tel: [***]

Email: [***]

Authorized signatory:

_/s/ Qinghong Jin__                                  ____________

Name: Qinghong Jin                            Company Chop

Title:

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

RMB 9,000,000,000 (OR THE USD EQUIVALENT) FIXED ASSET SYNDICATION LOAN AGREEMENT

EXECUTION PAGE

Industrial and Commercial Bank of China Limited, China (Shanghai) Pilot Free Trade Zone Special Area Branch

(as Joint Lead Arranger, Security Agent, Account Bank, Original Lender)

Attention: Jing Ouyang

Address: Shanghai Pudong New District Xinyuan South Road No 555

Tel: [***]

Email: [***]

Authorized signatory:

_/s/ Jing Ouyang__                                  ____________

Name: Jing Ouyang                            Company Chop

Title:

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

RMB 9,000,000,000 (OR THE USD EQUIVALENT) FIXED ASSET SYNDICATION LOAN AGREEMENT

EXECUTION PAGE

Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch

(as Joint Lead Arranger, Capital Account Bank, Original Lender)

Attention: Qian Huang

Address: China (Shanghai) Pilot Free Trade Zone Special Area Pudong New District Xinyuan South Road No 588 19th floor

Tel: [***]

Email: [***]

Authorized signatory:

_/s/ Su’nan Wang___                                  ____________

Name: Su’nan Wang                            Company Chop

Title:

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

RMB 9,000,000,000 (OR THE USD EQUIVALENT) FIXED ASSET SYNDICATION LOAN AGREEMENT

EXECUTION PAGE

Agricultural Bank of China Limited, Shanghai Changning Sub-branch

(as Joint Lead Arranger, Trade Finance Party, Original Lender)

Attention: Zhifeng Pan

Address: Shanghai Changning District Dingxi Road No 998

Tel: [***]

Email: [***]

Authorized signatory:

_/s/ Li Xu_____                                  ____________

Name: Li Xu                                   Company Chop

Title:

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Schedules Listed Below Omitted Pursuant to Regulation S-K Item 601(a)(5)

Schedule 2: Form of Drawdown Notice

Schedule 3: Form of Transfer Certificate

Appendix: Form for Portions of Commitment Being Transferred